EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 ANNOUNCES APPROVAL OF DIVIDEND POLICY

New York, New York December 9, 2016 -- Network-1 Technologies, Inc. (NYSE: NTIP) is pleased to announce that its Board of Directors has approved the initiation of a dividend policy as part of Network-1's ongoing commitment to increasing shareholder value and return on investment.

The newly-adopted dividend policy provides for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017.   Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

"Our successful licensing campaigns have resulted in Network-1 having a significant cash balance, strong balance sheet, and ongoing cash flow from our operations.  As a result, we are very well positioned to fund future growth opportunities while providing a dividend return to our shareholders" commented Corey M. Horowitz, Chairman and CEO of Network-1.  "As evidenced by our past share repurchases and special dividend as well as our new regular dividend policy, we are focused on increasing shareholder value and will continue to do so", he added.

In 2011, Network-1 implemented a share repurchase program ("Share Repurchase Program") to repurchase shares of its common stock.  Since inception of the Share Repurchase Program through September 30, 2016, Network-1 repurchased an aggregate of 6,883,104 shares of its common stock at an average price per share of $1.65 or an aggregate cost of $11,346,000 (exclusive of commissions).  Approximately $2,500,000 is still available under the Share Repurchase Program for repurchases of common stock.  In 2011, Network-1 also paid a special dividend of $.10 per common share.

The dividend policy of Network-1 will undergo a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time.  Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-eight (28) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1 currently has twenty-five (25) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Extreme Networks, Inc., Dell, Inc., Netgear Inc., Alcatel-Lucent USA, Sony Corporation, Shoretel Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd., and several other data networking vendors.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $100,000,000 from May 2007 through September 30, 2016.  As a result of the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 achieved licensing and other revenue of $47,150,000 through September 30, 2016 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.